Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of June 29, 2019 by and between Andreas Schulmeyer (the “Executive”) and Better Choice Company, Inc. (together with any of its Affiliates (as defined in Section 3(a) below) as may employ the Executive from time to time, the “Company”).

WHEREAS, on June 29, 2019 (the “Appointment Date”), the Board of Directors of the Company (the “Board”) appointed the Executive as the Company’s Chief Financial Officer;

WHEREAS, the parties have agreed that the Executive will commence full-time employment with the Company on July 29, 2019 (the “Effective Date”)

WHEREAS, during the period beginning on the Appointment Date and ending on the Effective Date (the “Consulting Period”), the Executive will provide consulting services to the Company, as reasonably requested by the Board from time to time, in accordance with the terms set forth in Section 4(a);

WHEREAS, the Company desires to employ the Executive upon the terms and conditions set forth herein, effective as of the Effective Date;

WHEREAS, the Executive desires to be employed by the Company upon the terms and conditions set forth herein, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       Representations and Warranties. The Executive hereby represents and warrants to the Company that the Executive (i) is not subject to any non-solicitation or non-competition agreement affecting the Executive’s employment with the Company, (ii) is not subject to any confidentiality or nonuse/nondisclosure agreement affecting the Executive’s employment with the Company, and (iii) will bring to the Company no trade secrets, confidential business information, documents, or other personal property of a prior employer.

2.           Term of Employment.

(a)         Term. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for a period of two years commencing as of the Effective Date (such period, as it may be extended or renewed, (the “Term”), unless sooner terminated in accordance with the provisions of Section 6. The Term shall be automatically renewed for successive two year terms unless notice of non-renewal is given by either party at least 90 days before the end of the Term.

(b)         Continuing Effect. Notwithstanding any termination of this Agreement, at the end of the Term or otherwise, the provisions of Sections 6(e), 7, 8, 9, 10, 12 15, 16, 18, and 21 shall remain in full force and effect and the provisions of Section 9 shall be binding upon the legal representatives, successors and assigns of the Executive.

3.           Duties.

(a)        General Duties. The Executive shall serve as the Chief Financial Officer of the Company, with customary duties, responsibilities, and authority as may from time to time be assigned to the Executive by the Company’s Co-Chief Executive Officers and the Board and consistent with those duties normally performed by a Chief Financial Officer, which duties and responsibilities (the “Duties”) may include services for majority owned subsidiaries and affiliates of the Company (the “Affiliates”). The Executive shall report to the Company’s Co-Chief Executive Officers. The Executive shall, if requested by the Board, also serve as an officer or director of any Affiliate for no additional compensation. The Executive agrees to observe and comply with the Company’s written rules and policies as adopted by the Company from time to time.

(b)         Devotion of Time. Subject to the last sentence of this Section 3(b), during the Term, the Executive shall devote the Executive’s full business time, skill, energy and attention to the business and affairs of the Company and its Affiliates as are necessary to perform the Executive’s Duties pursuant to this Agreement. The Executive shall not enter the employ of or serve as a consultant to, or in any way perform any professional services with or without compensation to, any other persons, business, or organization, without the prior consent of the Board. Notwithstanding the above, the Executive shall be permitted to (i) devote a limited amount of the Executive’s time to any not-for-profit charity or civic group, (ii) continue Executive’s service on the board of directors of KEH Camera, and (iii) with the consent of the Board, serve on other board of directors; provided that such activities do not interfere with, or otherwise create a conflict with, the Executive’s performance of the Executive’s Duties as provided hereunder.

(c)        Location of Office. The Executive’s principal business office shall be in New York City, NY (the “Principal Office”). However, the Executive’s Duties shall include all business travel necessary for the performance of the Executive’s Duties.

(d)        Adherence to Inside Information Policies. The Executive acknowledges that the Company is publicly-held and, as a result, has implemented inside information policies designed to preclude its executives and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company or any third party. The Executive shall promptly execute any agreements generally distributed by the Company to its employees requiring such employees to abide by its inside information policies.

4.            Compensation and Expenses.

(a)       Consulting Fees. During the Consulting Period, the Executive will serve as the Company’s Chief Financial Officer as an independent contractor, and will provide consulting services to the Company on key priorities for the Company, as reasonably requested by the Board from time to time. In consideration for the Executive’s services during the Consulting Period and the Executive’s agreement to commence full-time employment on the Effective Date, as soon as reasonably practicable following the execution of this Agreement by the Executive, the Company shall grant to the Executive shares of Company common stock (“Shares”) valued at $32,876 (with the number of Shares determined based on the volume weighted average price of a Share during the five-day business week in which Executive signs this Agreement (rounded up to the nearest whole share)). Such Shares will initially be unvested, but shall vest in full on the Effective Date, subject to Executive’s commencement of full-time employment with the Company, in accordance with the terms of this Agreement, on such date. If the Executive does not commence full-time employment with the Company, in accordance with the terms of this Agreement, on the Effective Date, such Shares shall automatically be forfeited and the Company shall pay the Executive $26,300.80 in a lump-sum cash payment in full satisfaction of all services provided during the Consulting Period, which amount shall be payable within thirty (30) days following the end of the Consulting Period and in any event no later than August 30, 2019. The Executive acknowledges and agrees that, except as set forth in this Section 4(a), no payments or benefits will be payable or provided to the Executive with respect to the Consulting Period.

(b)         Signing Bonus. As an additional incentive to the Executive to enter into this Agreement, and in order to defray office expenses, the Executive shall be eligible to receive a bonus (a “Signing Bonus”) in the form of stock options covering Shares valued at $55,000 as of the grant date of such stock options (determined in accordance with the terms of the Company’s 2019 Incentive Award Plan (the “Plan”)), which will vest on the same basis as the initial equity grant..

(c)         Base Salary. For the services of the Executive to be rendered under this Agreement during the Term, the Company shall pay the Executive an annual salary of $250,000 (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations payable in accordance with the Company’s customary payroll practices. The Executive’s Base Salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the Base Salary during the Term. For the avoidance of doubt, the Executive’s Base Salary shall be subject to review and adjustment by the Board in a manner consistent with the Board’s review and adjustment of the base salaries of other executive officers of the Company.

(d)        Target Bonus. For each fiscal year of the Company that ends during the Term, the Executive shall have the opportunity to earn a bonus in accordance with the terms and conditions set forth on Exhibit A hereto (an “Annual Bonus”). Any such Annual Bonus shall be payable on, or at such date as is determined by the Board within 120 days following, the last day of the fiscal year with respect to which it relates. Except as provided in Section 6, notwithstanding any other provision of this Section 4(c) or Exhibit A hereto, no Annual Bonus shall be payable with respect to any fiscal year unless the Executive remains continuously employed with the Company during the period beginning on the Effective Date and ending on the last day of the fiscal year to which the Annual Bonus relates.

(e)         Equity Compensation. In consideration of the Executive’s agreement to enter into this Agreement and as an inducement to join the Company, on the Appointment Date, the Company granted to the Executive certain equity compensation rights and awards set forth on Exhibit B hereto (which, together with any other awards granted under the Plan hereafter, the “Equity Awards”) pursuant to the Plan. The Equity Awards shall be subject to the terms and conditions of the Plan, or any successor plan thereto, which may be modified or revoked at any time in the sole discretion of the Company subject to then outstanding rights thereunder, and applicable award agreements thereunder.

(f)          Expenses. In addition to any compensation received pursuant to this Section 4, the Company will reimburse or advance funds to the Executive for all reasonable documented travel (including travel expenses incurred by the Executive related to the Executive’s travel to the Company’s other offices), entertainment and other business expenses incurred in connection with the performance of the Executive’s Duties under this Agreement, provided that the Executive properly provides a written accounting of such expenses to the Company in accordance with the Company’s practices. Such reimbursement or advances will be made in accordance with policies and procedures of the Company in effect from time to time relating to reimbursement of, or advances to, its executive officers.

5.           Benefits.

(a)         Paid Time Off. For each twelve-month period during the Term, the Executive shall be entitled to four weeks of paid time off without loss of compensation or other benefits to which Executive is entitled under this Agreement, to be taken at such times as the Executive may select and the affairs of the Company may permit. The four weeks shall accrue daily and any unused days will be carried over to the next year of the Term and, upon the termination of this Agreement, any accrued and unused paid time-off shall be paid to Executive.

(b)         Fringe Benefit and Perquisites. During the Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.

(c)         Employee Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. Notwithstanding the foregoing sentence, during the Term, the Company shall provide the Executive with health insurance covering the Executive and family dependents; provided, however, that, upon the Executive’s request, with respect to the period beginning on the Effective Date and ending on December 31, 2019, in lieu of providing health insurance coverage under the Company’s plan, the Company shall reimburse the Executive for the premiums paid by the Executive for coverage of the Executive and family dependents under the Executive’s existing health insurance plan, reduced by the amount of the employee portion of such premiums that would otherwise be payable by the Executive under the applicable Company plan. For the avoidance of doubt, any such reimbursement shall be taxable and subject to deductions for withholding.

6.          Termination.

(a)         Death or Disability. Except as otherwise provided in this Agreement, this Agreement shall automatically terminate upon the death or disability of the Executive. For purposes of this Section 6(a), “disability” shall mean (i) the Executive is unable to substantially engage in the Executive’s Duties by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) the Executive is determined to be totally disabled by the Social Security Administration. Any question as to the existence of a disability shall be determined by the written opinion of the Executive’s regularly attending physician (or the Executive’s guardian) (or the Social Security Administration, where applicable). In the event that the Executive’s employment is terminated by reason of the Executive’s death or disability, the Company shall pay the following to the Executive or the Executive’s personal representative: (i) any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement and any accrued paid time off (the “Accrued Payments”), and (ii) any earned but unpaid Annual Bonus for any prior period and the Annual Bonus for the year of such termination, prorated to the date of termination (determined based on actual performance for such year and payable when bonuses are paid to all Company executives for such year). The Executive or the Executive’s legally appointed guardian, as the case may be, shall have up to 12 months from the date of termination to exercise all vested stock options held by the Executive as of the date of termination, provided that in no event shall any option be exercisable beyond its term. The Executive (or the Executive’s estate) shall receive the payments provided herein at such times as the Executive would have received them if there was no death or disability.

(b)         Termination by the Company for Cause or by the Executive Without Good Reason. The Company may, upon a majority vote by the Board, terminate the Executive’s employment pursuant to the terms of this Agreement at any time for Cause (as defined below) by giving the Executive written notice of termination. Such termination shall become effective upon the giving of such notice. Upon any such termination for Cause, or in the event the Executive terminates the Executive’s employment with the Company without Good Reason (as defined in Section 6(c)), the Executive shall receive the Accrued Payments and shall have no right to any other compensation or reimbursement under Section 4, or to participate in any Executive benefit programs under Section 5, except as may otherwise be provided for by law, for any period subsequent to the effective date of termination. For purposes of this Agreement, “Cause” shall mean: (i) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony related to the business of the Company; (ii) the Executive, in carrying out the Executive’s Duties hereunder, has acted with gross negligence or intentional misconduct which results in material harm to the Company; (iii) the Executive misappropriates Company funds or otherwise defrauds the Company involving a material amount of money or property; (iv) the Executive breaches the Executive’s fiduciary duty to the Company, resulting in material profit to the Executive personally, directly or indirectly; (v) the Executive materially breaches any term of this Agreement with the Company and fails to cure such breach within 30 days ofreceipt of notice; (vi) the Executive breaches any provision of Section 8 or Section 9 of this Agreement; (vii) the Executive becomes subject to a preliminary or permanent injunction issued by a United States District Court enjoining the Executive from violating any securities law administered or regulated by the Securities and Exchange Commission; (viii) the Executive becomes subject to a cease and desist order or other order issued by the Securities and Exchange Commission after an opportunity for a hearing; (ix) the Executive refuses to carry out a resolution adopted by the Company’s Board at a meeting in which the Executive was offered a reasonable opportunity to argue that the resolution should not be adopted; or (x) the Executive abuses alcohol or drugs in a manner that interferes with the successful performance of the Executive’s Duties.

(c)        Termination by the Company Without Cause; Termination by the Executive for Good Reason; Termination at the end of a Term after the Company provides notice of Non- Renewal.

(1)          This Agreement may be terminated: (i) by the Executive for Good Reason (as defined below), (ii) by the Company without Cause, or (iii) at the end of a Term after the Company provides the Executive with notice of non-renewal.

(2)         In the event this Agreement is terminated by the Executive for Good Reason or by the Company without Cause, subject to Section (6)(c)(4) and Section 21, the Executive shall be entitled to the following:

(A)         The Accrued Payments;

(B)         any earned but unpaid Annual Bonus for any prior period and the Annual Bonus for the year of such termination, prorated to the date of termination (determined based on actual performance for such year and payable when bonuses are paid to all Company executives for such year);

(C)         continued payment of the then Base Salary during the 12 month period following the date of termination (the “Severance Period”), payable in accordance with the Company’s regular payroll practices as of the date of such termination;

(D)         continued vesting of the Equity Awards during the Severance Period;

(E)          the Executive or the Executive’s legally appointed guardian, as the case may be, shall have up to three (3) months from the date of termination to exercise all vested stock options held by the Executive as of the date of termination, provided that in no event shall any option be exercisable beyond its term; and

(F)          any benefits (except perquisites) to which the Executive was entitled pursuant to Section 5(b) hereof shall continue to be paid or provided by the Company, as the case may be, during the Severance Period, subject to the terms of any applicable plan or insurance contract and applicable law.

(3)          In the event this Agreement is terminated at the end of a Term after the Company provides the Executive with notice of non-renewal and the Executive remains employed until the end of the Term, subject to Section 6(c)(4) and Section 21, the Executive shall be entitled to the following:

(A)          The Accrued Payments;

(B)         the Executive or the Executive’s legally appointed guardian, as the case may be, shall have up to three (3) months from the date of termination to exercise all vested stock options held by the Executive as of the date of termination, provided that in no event shall any option be exercisable beyond its term; and

(C)         any benefits (except perquisites) to which the Executive was entitled pursuant to Section 5(b) hereof shall continue to be paid or provided by the Company, as the case may be, for 12 months, subject to the terms of any applicable plan or insurance contract and applicable law;

provided, however, that the Executive shall only be entitled to receive the payments or benefits set forth in Section 6(c)(3)(B) and (D) if the Executive is willing and able (i) to execute a new agreement providing terms and conditions substantially similar to those in this Agreement and (ii) to continue providing such services, and therefore, the Company’s non-renewal of the Term will be considered an “involuntary separation from service” within the meaning of Treasury Regulation Section 1.409A-l(n).

(4)         The payments and benefits provided in Sections 6(c)(2)(B), (C), (E) and (F) and Section 6(c)(3)(B) and (D) shall be conditioned on (i) the Executive’s execution and non-revocation of a waiver and release of claims in the Company’s customary form (a “Release”) as of the Release Expiration Date, in accordance with Section 21(d), and (ii) the Executive’s continued compliance with the restrictive covenants set forth in Sections 8 and 9 of this Agreement (the “Restrictive Covenants”). Notwithstanding any other provision of this Agreement, no payments will be made or benefits provided pursuant to such sections prior to the date the Release becomes irrevocable in accordance with its terms or following the date the Executive first breaches any of the Restrictive Covenants.

(5)         The term “Good Reason” shall mean: (i) a material diminution in the Executive’s authority, duties or responsibilities due to no fault of the Executive other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law; (ii) the Company requires the Executive to permanently change the Executive’s principal business office as defined in Section 3(c) to a location that is greater than 30 miles from the Principal Office, (iii) a change in the Executive’s overall compensation or bonus structure such that the Executive’s overall compensation is materially diminished; or (v) any other action or inaction that constitutes a material breach by the Company under this Agreement. Prior to the Executive terminating the Executive’s employment with the Company for Good Reason, the Executive must provide written notice to the Company, within 30 days following the Executive’s initial awareness of the existence of such condition, that such Good Reason exists and setting forth in detail the grounds the Executive believes constitutes Good Reason. If the Company does not cure the condition(s) constituting Good Reason within 30 days following receipt of such notice, then the Executive’s employment shall be deemed terminated for Good Reason.

(d)          Any termination made by the Company under this Agreement shall be approved by the Board as provided herein.

(e)          Upon (1) termination of the Executive’s employment with the Company for any reason or (2) the Company’s request at any time during the Executive’s employment (provided it does not interfere with the Executive’s ability to perform the Executive’s duties and responsibilities hereunder), the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, manuals, work product, thumb drives or other removable information storage devices, and hard drives, and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or work product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with the Executive’s employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Executive’s possession or control. The Executive shall confirm the Executive’s compliance with this Section 6(e), in writing, at any time within five days of the Executive’s receipt of a request for same from the Company.

(f)          The provisions of this Section 6 shall supersede in their entirety any severance payment or benefit obligations to the Executive pursuant to the provisions in any severance plan, policy, program or other arrangement maintained by the Company.

7.           Indemnification. As provided in an Indemnification Agreement to be entered into between the Company and the Executive, a copy of which is annexed as Exhibit C, the Company shall indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. The Company shall provide, at its expense, directors and officers insurance for the Executive in amounts and for a term consistent with industry standards.

8.           Non-Competition Agreement.

(a)          Definitions. For the purpose of this Agreement:

(1)         “Restricted Area” means North America and each other continent in which the Company derives ten percent (10%) or more of its total revenue at any time during the Term;

(2)       “Restricted Period” means the period during such time as Executive is an employee of the Company and the one year period immediately following the last day of the Executive’s employment with the Company.

(3)        “Prohibited Activity” means any activity in which the Executive contributes the Executive’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, member, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar businesses as the Company or any of its affiliates or subsidiaries, including but not limited to those engaged in the Business. For the avoidance of doubt, “Prohibited Activity” includes any activity requiring the disclosure of any Confidential Information.

(4)          “Trade Secret” means Confidential Information which meets the additional requirements of the federal Defend Trade Secrets Act, the Uniform Trade Secrets Act, similar state law or applicable common law.

(5)        “Trade Secret Prohibited Activity” means any Prohibited Activity that may require or inevitably requires disclosure of any Trade Secret of the Company Group.

(6)         “Business” means the sale of pet foods, flea and tick products, pet nutritional products, related pet supplies and cannabidiol-based (“CBD”) products for humans and animals, and also includes any other product or services which the Company has taken concrete steps to offer for sale, but has not yet commenced selling or marketing, during or prior to the Term, and any products or services disclosed on the Company’s website.

(b)          Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Term of this Agreement and during the Restricted Period the Executive agrees and covenants not to engage in any Prohibited Activity within the Restricted Area.

(c)         Trade Secrets. Notwithstanding the foregoing or anything contained herein to the contrary, and subject only to Section 9(a)(l)(B) hereof, the Executive acknowledges and agrees that during the Executive’s employment with the Company and indefinitely following the cessation of that employment for any reason, the Executive shall not directly or indirectly disclose or divulge any Trade Secret or engage in any Trade Secret Prohibited Activity (so long as the information remains a Trade Secret under applicable law) without the prior written consent of the Company, which may be granted or withheld in the sole discretion of the Company.

(d)         Non-Solicitation, Non-Disparagement. During the Restricted Period, the Executive shall not, directly or indirectly, whether for the Executive’s own account or for the account of any person or entity, solicit, attempt to solicit, endeavor to entice away from the Company, attempt to hire, hire, deal with, attempt to attract business from, accept business from, or otherwise interfere with (whether by reason of cancellation, withdrawal, modification of relationship or otherwise) any actual or prospective relationship of the Company with any person or entity: (i) who is, or was within one (1) year of the date upon which this Agreement is terminated, employed by or otherwise engaged to perform services for the Company, including, but not limited to, any independent contractor or representative, or (ii) who is, or was within one year of the date upon which this Agreement is terminated, an actual or bona fide prospective licensee, landlord, customer, client, vendor, supplier or manufacturer of the Company (or other person or entity with which the Company had an actual or prospective bona fide relationship). The Executive agrees that the Executive will never, directly or indirectly, make or publish any statement or communication which is false or disparaging with respect to the Company and/or its direct or indirect shareholders, officers, directors, members, managers, employees, contractors, consultants, or agents. For the avoidance of doubt, nothing herein shall deprive the Executive of the meaningful right to provide his reasoned business opinion when asked for same; provided that such opinion is provided in a manner that does not disparage the Company or otherwise violate any of the covenants set forth in this Agreement (including in this Section 8(d)).

(e)          Equitable Consideration. The Executive agrees that the Executive’s services hereunder are of a special, unique, extraordinary and intellectual character and the Executive’s position with the Company places the Executive in a position of confidence and trust with the customers, suppliers and employees of the Company. The Executive and the Company agree that in the course of employment hereunder, the Executive has and will continue to develop a personal relationship with the Company’s customers, and a knowledge of these customers’ affairs and requirements as well as confidential and proprietary information developed by the Company after the date of this Agreement. The Executive acknowledges that the Company’s relationships with its established clientele may therefore be placed in the Executive’s hands in confidence and trust. The Executive consequently agrees that it is reasonable and necessary for the protection of the goodwill, confidential and proprietary information, and legitimate business interests of the Company that the Executive make the covenants contained herein, that the covenants are a material inducement for the Company to employ or continue to employ the Executive and to enter into this Agreement, that the covenants are given as an integral part of and incident to this Agreement, and that the covenants will not prevent the Executive from earning a livelihood in the Executive’s chosen business, do not impose an undue hardship on the Executive, and will not injure the public.

(f)          References. References to the Company in this Section 8 shall include the Company and any Affiliate.

9.          Non-Disclosure of Confidential Information.

(a)          Confidentiality.

(1)          For the purpose of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, products, patents, sources of supply, customer dealings, data, source code, business plans, practices, methods, policies, publications, research, operations, strategies, techniques, agreements, transactions, potential transactions, negotiations, know-how, Trade Secrets, computer programs, computer software, applications, operating systems, software design, work-in-process, databases, records, systems, Personally Identifiable Information, supplier information, vendor information, financial information, results, legal information, marketing and advertising information, pricing information, design information, personnel information, developments, reports, internal controls, graphics, drawings, market studies, sales information, revenue, costs, notes, communications, algorithms, product plans, designs, models, ideas, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, distributor lists, and buyer lists of the Company, its businesses, and any existing or prospective customer, vendor, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence. The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Notwithstanding the foregoing, “Confidential Information” shall not include information that: (A) becomes publicly known without breach of the Executive’s obligations under this Section 9(a), or (B) is required to be disclosed by law or by court order or government order; provided, however, that if the Executive is required to disclose any Confidential Information pursuant to any law, court order or government order, (x) the Executive shall promptly notify the Company of any such requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement, (y) the Executive shall reasonably cooperate with the Company to obtain such a protective order at the Company’s cost and expense, and (z) if such order is not obtained, or the Company waives compliance with the provisions of this Section 9(a), the Executive shall disclose only that portion of the Confidential Information which the Executive is advised by counsel that the Executive is legally required to so disclose and will exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded the information so disclosed.

(2)         For the purpose of this Agreement, “Personally Identifiable Information” means information that, whether maintained or transmitted individually or in the aggregate with other information, allows a natural person to be identified, including, but not limited to, the name, birthday, address, telephone number, social security number, driver’s license number, passport number, credit card number, credit score information, bank information, or other unique identifiers of any natural person that allows for the identification of or contact with such person.

(3)         The Executive acknowledges and agrees that: (A) the Executive has had and will continue to have access to Confidential Information regarding the Company, (B) the Confidential Information is being acquired by the Executive in confidence, (C) the Confidential Information is a valuable, special, sensitive and unique asset of the business of the Company, (D) the Confidential Information is and shall at all times remain the sole property of the Company, (E) the continued confidentiality of the Confidential Information is essential to the continuation of the Company’s business; and (F), the improper disclosure of the Confidential Information could severely and irreparably damage the Company and its businesses. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after the Executive’s employment hereunder, reveal, divulge or make known to any person, any Confidential Information acquired by the Executive during the course of the Executive’s employment with the Company and for a period of two (2) years thereafter except with the prior written approval of the Company. Notwithstanding the foregoing, subject only to Section 9(a)(l)(B) hereof, the Executive may not disclose, divulge or otherwise make use of any Trade Secret so long as such information remains a Trade Secret under applicable law. The Executive agrees to use the Executive’s best efforts to maintain the confidentiality of the Confidential Information during the course of the Executive’s employment with the Company and thereafter, including adopting and implementing all reasonable procedures prescribed by the Company to prevent unauthorized use of Confidential Information or disclosure of Confidential Information to any unauthorized person. The Executive shall take all necessary and reasonable administrative, technical, and physical safeguards to secure and protect the confidentiality, integrity, and security of the Confidential Information.

(b)          References. References to the Company in this Section 9 shall include the Company and any Affiliate.

(c)         Whistleblowing. Nothing contained in this Agreement shall be construed to prevent the Executive from reporting any act or failure to act to the SEC or other governmental body or prevent the Executive from obtaining a fee as a “whistleblower” under Rule 21F-17(a) under the Securities Exchange Act of 1934 or other rules or regulations implemented under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act.

(d)          Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement, the Executive will not be held criminally or civilly liable under any federal or state Trade Secret law for any disclosure of a Trade Secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s Trade Secrets to the Executive’s attorney and use the Trade Secret information in the court proceeding if the Executive files any document containing Trade Secrets under seal; and does not disclose Trade Secrets, except pursuant to court order.

10.         Equitable Relief. The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, without the prior express consent of the Board, shall leave the Executive’s employment for any reason and/or take any action in violation of this Agreement, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 10(b) below, to enjoin the Executive from breaching the provisions of this Agreement. Any action arising from or under this Agreement must be commenced only in the appropriate

11.       Conflicts of Interest. While employed by the Company, the Executive shall not, unless approved by the Board of Directors or its Compensation Committee, directly or indirectly:

(a)         participate as an individual in any way in the benefits of transactions with any of the Company’s vendors, clients, customers, suppliers or manufacturers, without limitation, having a financial interest in the Company’s vendors, clients, customers, suppliers or manufacturers or making loans to, or receiving loans, from, the Company’s vendors, clients, customers, suppliers or manufacturers;

(b)          realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Executive’s employment with the Company for the Executive’s personal advantage or gain; or

(c)         accept any offer to serve as an officer, director, partner, consultant, manager with, or to be employed in a professional, technical, or managerial capacity by, a person or entity which does business with the Company.

12.         Inventions. Ideas, Processes, and Designs. All inventions, ideas, processes, programs, software, and designs (including all improvements) (i) conceived or made by the Executive during the course of the Executive’s employment with the Company (whether or not actually conceived during regular business hours) and for a period of six months subsequent to the termination (whether by expiration of the Term or otherwise) of such employment with the Company, and (ii) related to the business of the Company, shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company, and the Executive hereby irrevocably assigns any such inventions to the Company. An invention, idea, process, program, software, or design (including an improvement) shall be deemed related to the business of the Company if (a) it was made with the Company’s funds, personnel, equipment, supplies, facilities, or Confidential Information, (b) results from work performed by the Executive for the Company, or (c) pertains to the current business or demonstrably anticipated business(es), research or development work of the Company. The Executive shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request and at the sole cost and expense of the Company, shall promptly assign all such inventions, ideas, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a Trade Secret, or otherwise, shall be in the sole discretion of the Company, and the Executive shall be bound by such decision. The Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title and interest in and to all work product and intellectual property rights, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any work product or intellectual property rights so as to be less in any respect than the Company would have had in the absence of this Agreement. If applicable, the Executive shall provide as a schedule to this Agreement, a complete list of all inventions, ideas, processes, and designs, if any, patented or unpatented, copyrighted or otherwise, or non-copyrighted, including a brief description, which he made or conceived prior to the Executive’s employment with the Company and which therefore are excluded from the scope of this Agreement. References to the Company in this Section 12 shall include the Company, its subsidiaries and affiliates.

13.          Indebtedness. If, during the course of the Executive’s employment under this Agreement, the Executive becomes indebted to the Company for any reason, the Company may, if it so elects, and if permitted by applicable law, set off any sum due to the Company from the Executive and collect any remaining balance from the Executive unless the Executive has entered into a written agreement with the Company.

14.          Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities or assets and business of the Company. The Executive’s obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

15.          Severability.

(a)         The Executive expressly agrees that the character, duration and geographical scope of the covenants set forth in Section 8 of this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(b)         If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included.

16.        Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, or next business day delivery to the addresses detailed below (or to such other address, as either of them, by notice to the other may designate from time to time), or by e-mail delivery (in which event a copy shall immediately be sent by FedEx or similar receipted delivery), as follows:

To the Company:	Better Choice Company Inc.
100 Techne Center Drive, #210
Milford, Ohio 45150
Attention: Damian Dalla-Longa

With a copy to:	Latham & Watkins LLP
885 Third Avenue
New York, New York 10028

To the Executive:	Andreas Schulmeyer
[* * *]

17.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

18.         Governing Law. This Agreement shall be governed or interpreted according to the internal laws of the State of Delaware without regard to choice of law considerations and all claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort, or otherwise, shall also be governed by the laws of the State of Delaware without regard to choice of law considerations.

19.         Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof (including, without limitation, that certain employment offer term sheet dated as of June 4, 2019). Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

20.         Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

21.          Section 409A Compliance.

(a)        The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted, construed and administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A, the Company reserves the right (without any obligation to do so or to indemnify the Executive for failure to do so) to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. In no event shall any liability for failure to comply with the requirements of Section 409A be transferred from Executive or any other individual to the Company or any of its affiliates, employees or agents.

(b)        To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(1)          the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(2)          any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(3)          any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

(c)         In the event the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of the Executive’s separation from service, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to Section 409A as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death (the “Six Month Delay Rule”).

(1)         For purposes of this subparagraph, amounts payable under the Agreement should not provide for a deferral of compensation subject to Section 409A to the extent provided in Treasury Regulation Section l.409A-l(b)(4) (e.g., short-term deferrals), Treasury Regulation Section l.409A-l(b)(9) (e.g., separation pay plans, including the exception under subparagraph (iii)), and other applicable provisions of the Treasury Regulations.

(2)         To the extent that the Six Month Delay Rule applies to payments otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of the Six Month Delay Rule, and the balance of the installments shall be payable in accordance with their original schedule.

(d)          Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Agreement as a result of the Executive’s termination of employment are subject to the Executive’s execution, delivery and non-revocation of a Release, (i) the Company shall deliver the Release to the Executive within seven (7) days following the date of termination, and (ii) if the Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes acceptance of the Release thereafter, the Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release. For purposes of this Section 21(d), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to the Executive, or, in the event that the Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty- five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of the Executive’s termination of employment are delayed pursuant to Section 6(c) and this Section 21(d), such amounts shall be paid in a lump sum on the first payroll date to occur on or after the 60th day following the date of termination, provided that, as of such 60th day, the Executive has executed and has not revoked the Release (and any applicable revocation period has expired).

22.       Compensation Recovery Policy. The Executive acknowledges and agrees that, to the extent the Company adopts any clawback or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder, the Executive shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy).

[Signature Page To Follow]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

COMPANY:

Better Choice Company Inc.

By:	/s/Damian Dalla-Longa
Name: Damian Dalla-Longa
Title: Co-Chief Executive Officer

EXECUTIVE:

By:	/s/Andreas Schulmeyer
Name: Andreas Schulmeyer

S-1

Exhibit A
Target Bonus

A bonus at the discretion of the Board of Directors, but not less than 25% of Executive’s Base Salary. The bonus shall be prorated for any period of employment which is less than a full year.

For the avoidance of doubt, the Executive’s target bonus shall be subject to review and adjustment by the Board in a manner consistent with the Board’s review and adjustment of the target bonuses of other executive officers of the Company.

A-1

Exhibit B
Equity Awards

On the day after the date the Executive signs this Agreement, the Executive shall receive an award under the Plan of options for 500,000 shares with an exercise price equal to the closing price per share on the applicable grant date. The award shall vest in equal installments monthly over two years, with the first monthly vesting on July 29, 2019, with such first installment subject to the Executive’s commencement of full-time employment with the Company as of the Effective Date and all subsequent installments subject to the Executive’s continued employment with the Company through the applicable vesting date. Any exercise may, at the election of Executive, be exercised with a “cashless exercise” by using shares from any such exercise to pay the exercise price, which shares, for such purpose, being valued at the fair market value, as determined under the Plan, on the date of exercise.

For the avoidance of doubt, it is understood by the Executive that any future Equity Awards will be in accordance with the Company’s post-IPO Management Incentive Plan, to be adopted in connection with the initial offering of Shares by the Company to the public pursuant to a listing on a national securities exchange. For the avoidance of doubt, any future Equity Awards shall be determined by the Board in a manner consistent with the Board’s determination of future equity awards to other executive officers of the Company.

B-1

Exhibit C
Indemnification Agreement

C-1